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                                                                   Exhibit 10.15

[MEMORY LOGO]
MEMORY PHARMACEUTICALS CORP.
100 Philips Parkway
Montvale, New Jersey 07645
Phone: (201)802-7100
Fax: (201) 802-7170
www.memorypharma.com

August 14, 2002

Dr. Axel Unterbeck
205 Wildwood Avenue
Madison, CT 06443-0662

Dear Axel:

      We are pleased to inform you that the Compensation Committee of the Board of Directors of Memory Pharmaceuticals Corp. (the "Company") has agreed to provide you with the following benefits:

      1. Relocation Expenses. The Company will pay or reimburse you for all reasonable out-of-pocket relocation and relocation-related expenses not to exceed $150,000, including any Tax Payment (as defined below) and any Gross-up Payment (as defined below), which may be billed directly to the Company or paid by you and submitted for reimbursement, including, without limitation, the following:

          (a) costs of services of moving companies (including packing, transportation and relocation expenses);

          (b) costs attendant to the sale of your current residence and the purchase of a new residence within fifty (50) miles of the Company's principal offices in Montvale, New Jersey including, without limitation, the costs of home inspections, survey, appraisal, title insurance, transfer fees, attorney's fees, accountants' fees and closing costs);

          (c) commissions payable to brokers in connection with the sale of your current residence;

          (d) loan origination fees (points) related to the purchase of your new residence in an amount of up to three percent (3%) of the loan amount (and the Company will provide assistance to you relating to the selection of a mortgage lender that will pre-qualify you for a mortgage loan to purchase your new residence.

      All such payments will be subject to the Company receiving reasonably acceptable documentation evidencing the incurring of such cost, expense or fee. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with your relocation as provided above ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment").





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     Such allowance for Relocation Expenses will expire in the event that a new home is not purchased by December 31, 2002. This date is not extendable.

     2.   Interest Free Loan.

          (a) The Company will make available to you through December 31, 2002, upon your request in writing, an interest free loan in the amount of up to Three Hundred Thousand Dollars ($300,000) for a period of three
          (3) years following the date of the loan to enable you to purchase a residence within fifty (50) miles of the Company's principal offices in Montvale, New Jersey, with such loan secured by a mortgage on the residence to be acquired by you, marketable securities (at a loan-to-value ratio of fifty percent (50%)) or other collateral mutually agreed upon by the parties, as more fully described in a Loan Agreement which you and the Company will enter into with respect thereto. The Company will further agree to forgive amounts owed by you in connection with this loan in equal installments each year ($100,000 per year) over a period of three (3) years, starting January 1, 2002 and will further agree to forgive all amounts owed by you in connection with this loan in the event you are terminated without Cause; in the event you are terminated with Cause or should you voluntarily terminate your employment all unforgiven amounts owed by you and taxes attendant thereto in connection with this loan will be immediately due and payable to the Company; and it being understood and agreed that your rights under this Section 2 shall not be adversely affected solely by reason of any bankruptcy of the Company. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with this loan ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment").

          (b) If you decide not to purchase a new home by December 31, 2002, you may at any time up to December 31, 2002 (a non-extendable date), elect to receive a forgivable loan from the Company in the amount of $100,000. At such time, the $300,000 loan mentioned above will no longer be available. The Company will agree to forgive amounts owed by you in connection with this $100,000 loan in equal installments each year ($33,333 per year) over a period of three (3) years, starting January 1, 2002 and will further agree to forgive all amounts owed by you in connection with this loan in the event you are terminated without Cause; in the event you are terminated with Cause or should you voluntarily terminate your employment all unforgiven amounts owed by you and taxes attendant thereto in connection with this loan will be immediately due and payable to the Company; and it being understood and agreed immediately due and payable to the Company; and it being understood and agreed that your rights under this Section 2 shall not be adversely affected solely by reason of any bankruptcy of the Company. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with this loan ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment").

          (c) For the purposes of this Section 2, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any

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          material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a significant rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the confidentiality or non-complete provisions contained in the letter agreement dated January 5, 1998 previously entered into between you and the Company.

     3.   General.

          (a) This letter will constitute our entire agreement with regard to the subject matter hereof and will supersede any prior agreements or understandings with respect thereto, whether in writing or oral.

          (b)  This letter shall be governed by the law of the State of New
               Jersey.

          Please indicate your acceptance of the above by signing the enclosed additional copy of this letter, which execution will evidence your agreement with the terms set forth herein and therein, and returning it to the Company.

          This letter agreement supersedes any prior written or oral understandings and agreements.

Sincerely,



By: /s/ Tony Scullion
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Name:  Tony Scullion
Title: Chief Executive Officer



ACCEPTED AND AGREED:



    /s/ Axel Unterbeck
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Date: 8/20/02
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